EXHIBIT 99.1

For further information contact:

Paul D’Sylva, Ph.D.

CEO

Commonwealth Biotechnologies, Inc.

804-648-3820

Commonwealth Biotechnologies, Inc. Announces Board of Directors Changes.

RICHMOND, VIRGINIA (March 29, 2007) – Commonwealth Biotechnologies, Inc. (“CBI”) (Nasdaq Capital Market: CBTE) announced today that Mr. Joseph Slay has resigned his seat on the Board of Directors of CBI, effective immediately. In accepting his resignation Dr. Richard J. Freer, Chairman and COO of CBI said, “Mr. Slay has been a very effective member of the board and we thank him for his good work on our behalf.”

In addition, Mr. Thomas Reynolds, Executive Vice President, Science and Technology of CBI has informed the company that he will not stand for re-election to the board at the May meeting of shareholders. He will, however, continue as Secretary of the company. Of Mr. Reynolds’ decision, Dr. Freer commented that, “Although we will lose Mr. Reynolds as a Director, we are delighted that he will continue as Secretary and look forward to his input and counsel in that capacity.”

In earlier news, CBI announced that Dr. Paul D’Sylva has joined the company as CEO and Director and Mr. Daniel Hayden, Senior Vice President and General Manager of Genzyme Pharmaceuticals, Cambridge, MA has been appointed to the Board of Directors.

About CBI

CBI specializes in life sciences R&D outsourcing and offers cutting-edge expertise and a complete array of the most current synthetic and analytical technologies in the areas of bio-defense, laboratory support and contract research. CBI is well positioned to compete in the global market for drug discovery outsourcing with an experienced management team and highly trained scientific staff located in a world-class laboratory in Richmond, Virginia. For more information visit www.cbi-biotech.com.